[ARNOLD P. GUTTENBERG, P.C. LETTERHEAD]





                                 August 20, 1998

Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C.  20549

    Re:  GRAFIX CORPORATION

Dear Sir or Madam:

    This firm represents GRAFIX CORPORATION, a Delaware corporation (the "Registrant") in connection with the Registrant's Registration Statement on Form S-8 (the "Registration Statement") under the Securities Act of 1933, which relates to a total of 300,000 shares of the Registrant's Common Stock issued to Kent D. Krausman and George T. Hellen in connection with performance of certain services (the "Registered Securities"). In connection with our representation, we have examined such documents and undertaken such further inquiry as we consider necessary for rendering the opinion hereinafter set forth.

    Based upon the foregoing, it is our opinion that the Registered Securities, when sold as set forth in the Registration Statement, will be legally issued, fully paid and nonassessable.

    We acknowledge that we are referred to under the heading "Legal Matters" in the Prospectus which is a part of the Registration Statement, and we hereby consent to such use of our name in the Registration Statement and to the filing of this opinion as Exhibit 5 to the Registration Statement.

                                 ARNOLD P. GUTTENBERG, P.C.:



                                 By:  /S/ ARNOLD P. GUTTENBERG
                                     ---------------------------------------
                                     For the Firm